Exhibit 99.1

        National Beverage Corp. Declares Special Cash Dividend

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 5, 2004--National Beverage Corp. (AMEX:FIZ) today announced that its Board of Directors has declared a special "one-time" cash dividend of $1.00 per share on approximately 36.6 million outstanding shares (subsequent to the Company's payment of a 100% stock dividend on March 22, 2004). The dividend will be paid on or before April 30, 2004 to shareholders of record at the close of business on March 26, 2004.
    "Shareholder allegiance and the exemplary performance of the Company since becoming public in 1991, were the compelling circumstances affecting the Board's decision to make this distribution," stated Nick A. Caporella, Chairman and Chief Executive Officer. "Our astute investors and devoted employee-shareholders (most who have held steadfast from the Company's formation) rightly deserve to be commended for their loyalty," Mr. Caporella continued.
    "National Beverage Corp. has maintained shareholder focus by not risking its shareholders' equity...through diligent operating philosophy, debt repayment and balance sheet integrity. Accordingly, our shareholders are now rewarded with their accumulation of cash...with this special payment," continued Mr. Caporella.
    "Our recent 100% stock dividend and this cash distribution reflect the determination of the Board and management to improve liquidity for our shareholders in the marketplace, while the Corporation continues with a strong capital position for its future endeavors," concluded Mr. Caporella.
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R) and LaCroix(R).

    Fun & Flavor . . . the National Beverage Way

    Note: This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954/581-0922